Filed Pursuant to Rule 424(b)(3)

Securities Act File No. 333-279126

Investment Company Act File No. 811-21982

PROSPECTUS SUPPLEMENT

(to Prospectus dated May 3, 2024)

Supplement Dated May 6, 2024

to the currently effective Prospectus, as may be supplemented from time to time, for Guggenheim Strategic Opportunities Fund (the “Fund”)

This supplement provides updated information beyond that contained in Prospectus and should be read in conjunction with the Prospectus.

Effective immediately, the following is added to the section of the Prospectus entitled “Senior Securities.”

In addition, the following table sets forth information about the Fund’s outstanding senior securities as of the end of the six-month period ended November 30, 2023 (unaudited). The outstanding senior securities include borrowings from certain financial institutions (referred to as “Borrowings” in the following table) and reverse repurchase agreement transactions.

Fiscal Period Ended	Title of Security	Total Principal Amount Outstanding(1)	Asset Coverage Per $1,000 of Principal Amount
November 30, 2023 (unaudited)	Borrowings; Reverse Repurchase Agreements	$457,656,543	$4,411
(1)	Principal amount outstanding represents the principal amount as of the end of the relevant period owed by the Fund to lenders or counterparties under arrangements or reverse repurchase agreements in place at the time.

Please Retain This Supplement for Future Reference

GOFSUP-0524